EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  April 20, 2010

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES SHARPLY HIGHER FOURTH-QUARTER EARNINGS
CPI also announces new host agreement to operate studios in
Babies “R” Us stores under the Kiddie Kandids name

ST. LOUIS, April 20, 2010 – CPI Corp. (NYSE: CPY) today reported results for the fiscal fourth quarter and year ended February 6, 2010.

●	Fourth-quarter comparable same-store sales, described herein, decreased 1% versus the prior-year fourth quarter.

o	Fourth-quarter PictureMe Portrait Studio® brand comparable store sales increased 6% year-over-year.
o	Fourth-quarter Sears Portrait Studio brand comparable store sales decreased 8% year-over-year.

●	Fourth-quarter Adjusted EBITDA and diluted EPS improved to $37.7 million and $3.07 per share, respectively, versus $35.5 million and $1.42 per share in the prior year period.

●
Full-year Adjusted EBITDA and diluted EPS improved to $53.6 million and $1.97 per share, respectively, on the strength of significant productivity improvement across the organization.  Diluted EPS for the year was negatively impacted by special charges totaling approximately $0.29 per share after-tax primarily associated with severance and lab closure costs, a proxy contest and litigation.

●
New agreement with Toys “R” Us and purchase of certain Kiddie Kandids, LLC assets is expected to be strongly accretive to earnings in fiscal year 2010 with substantial incremental gains to sales and profit in 2011 and 2012.

“We are extremely pleased with our finish to the fiscal year, particularly in light of continuing difficult industry conditions,” said Renato Cataldo, president and chief executive officer.  “Even as we drove productivity gains and improved margins, we also increased our value proposition to customers and raised customer satisfaction levels.  Our stabilizing top-line and improved cost structure and customer service capabilities position us to generate higher earnings in fiscal 2010 and beyond.”  Commenting on the new agreement with Toys “R” Us and purchase of certain Kiddie Kandids, LLC assets, Mr. Cataldo said, “We expect the opening of Kiddie Kandids studio locations to bring large additional gains in sales and earnings over the next two years and to broaden significantly our customer base and host relationships.”

Fourth-quarter 2009 Results
Net sales for the 12-week fourth quarter of fiscal 2009 decreased 9%, to $140.2 million from the $153.9 million reported in the 13-week fiscal 2008 fourth quarter.  Excluding negative impacts of a shift in calendar and the additional operating week ($12.8 million), store closures ($2.9 million) and other net items ($0.2 million) and the positive impact of foreign currency translation ($3.0 million), comparable same-store sales decreased approximately 1%. The calendar adjustment accounts for the shift in the Veterans Day week from the fourth quarter in 2008 to the third quarter in 2009.  Veterans Day week initiates the holiday season for portrait activity, and, therefore, we believe this adjustment is necessary to achieve comparability.

The Company also reported net income of $21.7 million, or $3.07 per diluted share, for the fiscal 2009 fourth quarter, compared with $9.5 million, or $1.42 per diluted share, reported for the fourth quarter of fiscal 2008.  The improvement in net income year-over-year reflects the impact of cost reductions and productivity improvements implemented throughout the organization; a decline in one-time charges and the recognition of a $2.1 million net foreign tax credit benefit ($0.30 per diluted share) in fiscal 2009.  Fourth-quarter Adjusted EBITDA increased to $37.7 million versus $35.5 million in the prior-year comparable period.

Net sales from the Company’s PictureMe Portrait Studio® brand (PMPS), on a comparable same-store basis, excluding impacts of the shift in calendar and the additional operating week, store closures, foreign currency translation and other items totaling ($6.4 million), increased 6% in the fourth quarter of 2009 to $66.7 million from $62.7 million in the fourth quarter of 2008.  The increase in PMPS sales performance for the fourth quarter was the result of a significant increase of 13% in average sale per customer sitting, primarily as a result of customers’ positive response to offerings made possible by the digital conversion and new sales and performance management processes, offset in part by an approximate 6% decrease in the number of sittings.

During the fourth quarter of 2009, net sales from the Company’s Sears Portrait Studio brand (SPS), on a comparable same-store basis, excluding impacts of a shift in calendar and the additional operating week, foreign currency translation and other items totaling ($6.1 million), were $64.3 million, a decrease of 8% from $70.2 million in the fourth quarter of 2008.  SPS sales performance for the fourth quarter was the result of a decline of approximately 14% in the number of sittings, offset in part by an increase of 6% in average sale per customer sitting.

Cost of sales, excluding depreciation and amortization expense, declined to $9.0 million in the fourth quarter of 2009, from $11.9 million in the fourth quarter of 2008.  The decrease is principally attributable to improved product mix, increased productivity from lab consolidations and savings generated from in-house production of greeting cards and shipping efficiencies.

Selling, general and administrative (SG&A) expense declined to $93.7 million in the fourth quarter from $107.5 million in the prior year-quarter.  Excluding the impact of the additional 13th operating week in the 2008 fourth quarter, SG&A expense declined by approximately $6.1 million.  This decrease reflects reductions in marketing expense (due principally to timing issues but also improved targeting), and studio employment costs (due to scheduling and selected operating hour reductions) as well as the elimination of duplicative costs in connection with the PMPS integration.  These decreases were offset in part by increases in corporate bonuses.

Depreciation and amortization expense was $4.8 million in the fourth quarter of 2009, compared with $7.8 million in the fourth quarter of 2008.  Depreciation expense decreased as a result of the full depreciation of certain assets acquired in connection with the 2005 digital conversion of SPS and 2007 acquisition of PCA as well as the write-off of film equipment no longer required after the digital conversion in Mexico.

In the fourth quarter of 2009, the Company recognized a $0.5 million net credit in other charges and impairments, compared with an $8.6 million charge recognized in the fourth quarter of 2008.  The current-year net credit primarily relates to the gain on sale of the Connecticut facility.  The prior-year charges were primarily associated with fees incurred in connection with the settlement of the previous Sears license agreement, certain PMPS integration charges, including severance and lab closure costs and impairment, and litigation costs.

Fiscal 2009 Results
For the 52-week fiscal year ended February 6, 2010, the Company reported that net sales decreased 9%, to $422.4 million from the $462.5 million reported in the 53-week fiscal year 2008.  Excluding the negative impacts of store closures ($8.9 million), the 53rd week in the prior year ($7.0 million), net revenue recognition change ($4.1 million), revenue deferral related to positive response to the Company’s loyalty programs ($4.0 million), foreign currency translation ($1.9 million) and other net impacts ($1.1 million), comparable same-store sales decreased approximately 3%.

The Company also reported net income of $13.8 million, or $1.97 per diluted share, for fiscal 2009, compared with a net loss of ($7.7 million), or ($1.18) per diluted share, reported for fiscal 2008.  Fiscal 2009 diluted EPS reflects other charges and impairments totaling approximately $0.29 per diluted share after-tax while fiscal 2008 diluted EPS reflects other charges and impairments of approximately $1.29 per diluted share after-tax.  Fiscal 2009 Adjusted EBITDA increased to $53.6 million versus $44.2 million in the prior year.

Net sales from the Company’s PMPS brand, on a comparable same-store basis, excluding impacts of store closures, net revenue recognition change, the 53rd week in the prior year, foreign currency translation and other items, totaling ($19.1 million), increased 9% in fiscal 2009 to $222.8 million from $204.1 million in fiscal 2008.  The improved PMPS sales performance for fiscal 2009 was the result of an approximate 24% increase in average sale per customer sitting, reflecting customers’ positive response to the offerings made possible by the digital conversion as well as new sales and performance management processes, offset in part by an approximate 12% decline in the number of sittings.

During fiscal 2009, net sales from the Company’s SPS brand, on a comparable same-store basis, excluding impacts of the 53rd week in the prior year, loyalty program revenue deferral, store closures and other items, totaling ($7.9 million), were $198.8 million, a decrease of 14% from $231.2 million in fiscal 2008.  SPS sales performance for fiscal 2009 was the result of a decline of approximately 15% in the number of sittings, offset slightly by an increase of 2% in average sale per customer sitting.

Cost of sales, excluding depreciation and amortization expense, declined to $30.6 million in fiscal 2009 from $43.3 million in fiscal 2008.  The decrease principally resulted from lower production levels, improved productivity due to lab consolidations, elimination of film and related shipping costs stemming from the PMPS digital conversion, savings from in-house production of greeting cards, reduced on-site printing costs and decreased overhead costs resulting from the integration of the PMPS operations.

SG&A expense fell to $339.1 million in fiscal 2009, compared with $377.3 million in fiscal 2008.  The decrease in SG&A expense primarily relates to lower studio employment costs due to scheduling improvements and selected operating hour reductions; the impact of the 53rd week in the prior year; fiscal 2008 nonrecurring costs associated with the PMPS digital conversion; elimination of duplicative costs in connection with the PMPS integration; reduced employee insurance costs due to plan changes and lower participation and claims levels; reduced workers’ compensation expense due to improved claims management; reduced marketing expense due to reduced direct mail expense and improvements in studio marketing and acquisition programs; and other cost reductions attributable to cost-control initiatives, operating efficiencies and lower sales levels.  These decreases were offset in part by increases in incentive pay in connection with new studio and field initiatives and corporate bonuses.

Depreciation and amortization expense was $22.7 million in fiscal 2009, down from $29.4 million in fiscal 2008.  Depreciation expense decreased due to: the full depreciation of certain assets acquired in connection with both the 2005 digital conversion of SPS and the 2007 acquisition of PCA; the closure of certain facilities in fiscal 2008 and early fiscal 2009; and an adjustment made in the prior year to write-off Mexico film equipment no longer required after the digital conversion.  These decreases were offset in part by an increase as a result of the digital equipment purchased for the PMPS digital conversion throughout fiscal 2008.

In fiscal 2009, the Company recognized a $3.3 million charge in other charges and impairments, compared with a $13.6 million charge recognized in fiscal 2008.  The current-year net charges primarily relate to certain PMPS integration charges, including severance and lab closure costs and impairment, proxy contest costs and litigation costs.  The prior-year charges were primarily associated with fees incurred in relation to the settlement of the previous Sears license agreement, certain PMPS integration charges, including severance and lab closure costs and impairment, and litigation costs.

Capital Structure
Subsequent to the 2009 fiscal year end, the Company made required debt payments of $5.7 million.  Additionally, as a result of the improving financial strength of the Company, the Company elected to make a voluntary debt prepayment of $5.0 million.   As of April 19, 2010, the Company has $66.9 million of total debt outstanding and $20.7 million of cash and equivalents.

New Agreement With Toys “R” Us and Acquisition of Certain Kiddie Kandids Assets
CPI entered into an amended license agreement with Toys “R” Us – Delaware, Inc. (“TRU”) to operate portrait studios in its Babies “R” Us stores.  CPI plans to open Kiddie Kandids portrait studios in 134 Babies “R” Us and in selected mall locations over the next few months.  CPI’s agreement with TRU provides for an initial term through January 31, 2016 and also accords CPI significant operating flexibility and collaborative marketing opportunities.  The agreement also provides for the opening of additional locations over the next two years.

CPI has also completed the acquisition of certain of the assets of Kiddie Kandids, LLC out of bankruptcy for $2.6 million.  Kiddie Kandids, LLC ceased operations and filed for bankruptcy under Chapter 7 on January 12, 2010.  In the twelve months ending December 26, 2009, Kiddie Kandids, LLC generated approximately $60.0 million in sales operating portrait studios in 134 Babies “R” Us stores and 50 mall-based locations.

“We are excited to embark on our new relationship with Toys “R” Us,” said Renato Cataldo, president and chief executive officer.  “The Kiddie Kandids studios leverage very well our digital platform and operating capabilities, and Babies “R” Us is an ideal venue for reaching more families with our portrait photography services.  We have already made significant preparations for the integration and expect a smooth and expeditious launch of the studios.”

As a part of the asset acquisition, CPI purchased the Kiddie Kandids trade name, customer lists, studio and lab equipment, inventory and the former corporate building.  The Company plans to sell certain of the acquired equipment and inventory as well as the corporate building during the current fiscal year.

Looking Ahead
The Company’s preliminary net sales for the first ten weeks of the first quarter of fiscal 2010, on a comparable same-store point-of-sale basis, excluding the impacts of foreign currency translation, declined 2% compared to the corresponding period in the prior year.  PMPS and SPS net sales for the first ten weeks of the first quarter were +4% and –10%, respectively.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, April 20, 2010, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 800-510-9661 or 617-614-3452 and reference passcode 57891006 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 34182649.  The replay will be available through May 4 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears and Walmart stores.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears, Walmart and Toys “R” Us, the approval of the Company’s business practices and operations by Sears, Walmart and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Sears and Toys “R” Us under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs	13 Weeks	52 Weeks	Vs	53 Weeks
	February 6, 2010		February 7, 2009	February 6, 2010		February 7, 2009

Net sales	$140,241		$153,929	$422,371		$462,548

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	8,983		11,884	30,626		43,280
Selling, general and administrative expenses	93,658		107,534	339,138		377,310
Depreciation and amortization	4,827		7,758	22,740		29,432
Other charges and impairments	(458)		8,609	3,294		13,557
	107,010		135,785	395,798		463,579

Income (loss) from continuing operations	33,231		18,144	26,573		(1,031)

Interest expense	1,431		2,393	7,392		9,147

Interest income	86		52	456		620

Other (expense) income, net	(297)		131	(44)		190

Income (loss) from continuing operations
before income tax expense (benefit)	31,589		15,934	19,593		(9,368)

Income tax expense (benefit)	9,890		6,093	5,796		(2,644)

Net income (loss) from continuing operations	21,699		9,841	13,797		(6,724)

Net loss from discontinued operations, net of
income tax benefit	-		(327)	-		(961)

Net income (loss)	$21,699		$9,514	$13,797		$(7,685)

Net income (loss) per common share - diluted
From continuing operations	$3.07		$1.47	$1.97		$(1.03)
From discontinued operations	-		(0.05)	-		(0.15)
Net income (loss) - diluted	$3.07		$1.42	$1.97		$(1.18)

Net income (loss) per common share - basic
From continuing operations	$3.10		$1.48	$1.97		$(1.03)
From discontinued operations	-		(0.05)	-		(0.15)
Net income (loss) - basic	$3.10		$1.43	$1.97		$(1.18)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,068		6,682	7,020		6,510

Basic	7,008		6,641	6,993		6,510

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	13 Weeks	52 Weeks	Vs.	53 Weeks
	February 6, 2010		February 7, 2009	February 6, 2010		February 7, 2009

Capital expenditures	$726		$4,876	$5,234		$36,074

EBITDA is calculated as follows:
Net income (loss) from continuing operations	$21,699		$9,841	$13,797		$(6,724)
Income tax expense (benefit)	9,890		6,093	5,796		(2,644)
Interest expense	1,431		2,393	7,392		9,147
Depreciation and amortization	4,827		7,758	22,740		29,432
Other non-cash charges	(41)		1,540	1,165		2,176

EBITDA (1) & (5)	$37,806		$27,625	$50,890		$31,387

Adjusted EBITDA (2)	$37,678		$35,494	$53,630		$44,205

EBITDA margin (3)	26.96%		17.95%	12.05%		6.79%

Adjusted EBITDA margin (4)	26.87%		23.06%	12.70%		9.56%

(1)	EBITDA represents net income from continuing operations before interest expense, income taxes,depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$37,806	$27,625	$50,890	$31,387
EBITDA adjustments:
Reserves for severance and related costs	6	1,100	970	2,046
Translation gain	344	-	61	-
Proxy contest fees	(33)	-	871	-
Other transition related costs - PCA Acquisition	(554)	168	123	1,255
Sears contract settlement costs	-	5,860	-	7,527
Other	109	741	715	1,990

Adjusted EBITDA	$37,678	$35,494	$53,630	$44,205

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), states as a percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	13 Weeks	52 Weeks	Vs.	53 Weeks
	February 6, 2010		February 7, 2009	February 6, 2010		February 7, 2009

EBITDA	$37,806		$27,625	$50,890		$31,387
Income tax (expense) benefit	(9,890)		(6,093)	(5,796)		2,644
Interest expense	(1,431)		(2,393)	(7,392)		(9,147)
Adjustments for items not requiring cash:
Deferred income taxes	10,646		7,203	6,195		(2,550)
Deferred revenues and related costs	(7,154)		(7,441)	(1,076)		(7,720)
Other, net	(1,545)		(110)	319		2,561
Decrease (increase) in current assets	13,260		13,957	1,724		8,733
Increase (decrease) in current liabilities	(9,651)		(6,698)	(12,583)		(12,537)
Increase (decrease) in current income taxes	(894)		(268)	(992)		(708)

Cash flows from continuing operations	$31,147		$25,782	$31,289		$12,663

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CPI CORP.
CONSOLIDATED BALANCE SHEETS
February 6, 2010 and February 7, 2009
(In thousands)

	February 6, 2010	February 7, 2009
Assets

Current assets:
Cash and cash equivalents	$18,913	$23,665
Other current assets	34,642	37,815
Net property and equipment	34,169	50,887
Intangible assets	60,380	61,665
Other assets	18,487	18,823

Total assets	$166,591	$192,855

Liabilities and stockholders' equity:

Current liabilities	$62,643	$55,010
Long-term debt obligations	57,855	104,578
Other liabilities	35,905	32,432
Stockholders' equity	10,188	835

Total liabilities and stockholders' equity	$166,591	$192,855

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